EXHIBIT 5.1



                                 Adorno & Yoss
                           a professional association

                    350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                   phone: (954) 763-1200, fax: (954) 766-7800
                                 www.adorno.com

                                December 22, 2004


Interactive Brand Development, Inc.
2200 S.W. 10th Street
Deerfield Beach, FL  33442

         RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         As counsel to Interactive Brand Development, Inc., a Delaware corporation (the "Company"), this opinion is submitted with respect to the registration for public sale under the Company's Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, covering up to 74,866,307 shares (the "Shares"), including up to 62,165,947 shares underlying Conversion shares and warrants (the "Conversion Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), which may be distributed, sold or otherwise transferred from time to time by and for the account of the holders thereof (the "Selling Stockholders").

         In rendering our opinion, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, as amended to date, its Bylaws, as amended to date, resolutions of its Board of Directors, the Registration Statement, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate for purposes of rendering this opinion.

         In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, Photostat or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

         Based upon the foregoing examination, and the information thus supplied, it is our opinion that:

         (1) The Shares have been validly issued, fully paid and non-assessable.
         (2) The Conversion Shares have been duly and validly authorized, and upon payment of the exercise price or conversion in accordance with the applicable agreements, and assuming no change in the applicable law or facts, will be legally issued, fully paid and non-assessable.

         We hereby expressly consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate government agency. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         We own 510,000 shares of the Company's common stock.

                                                     Sincerely,
                                                     ADORNO & YOSS, P.A.
                                                     /s/ Adorno & Yoss, P.A.